[Letterhead of Cushing Asset Management, LP]

September 25, 2018

Board of Trustees
Cushing ETF Trust
8117 Preston Road, Suite 440
Dallas, Texas 75225

Re:  Initial Seed Capital Subscription Agreement

To the Board of Trustees:

In order to provide Cushing ETF Trust (the “Trust”) with initial capital so as to enable the public offering of shares of the Trust, Cushing Asset Management, LP (the “Investment Adviser”) hereby subscribes to purchase from the Trust 1,000 Shares of Cushing® Energy & MLP ETF, 1,000 Shares of Cushing® Utility & MLP ETF, 1,000 Shares of Cushing® Transportation & MLP ETF and 1,000 Shares of Cushing® Energy Supply Chain & MLP ETF (the “Shares”) at net asset value of $25.00 per Share for a total of $100,000.

The Investment Adviser represents and warrants that such purchase of Shares is being made for investment purposes and not with a view towards the distribution thereof; and without any present intention of selling such Shares.

Very truly yours,

CUSHING ASSET MANAGEMENT, LP

By:          /s/ Jerry V. Swank
Jerry V. Swank
Managing Partner

Accepted:

CUSHING ETF TRUST

By:	/s/ Barry Y. Greenberg
Barry Y. Greenberg
Secretary

September 25, 2018